Exhibit 99.2

EPIRUS Prices $48 Million Public Offering of Common Stock

BOSTON—(BUSINESS WIRE)—January 30, 2015—EPIRUS Biopharmaceuticals, Inc. (NASDAQ: EPRS), a Boston-based biopharmaceutical company focused on the global development of biosimilar monoclonal antibodies, announced today the pricing of an underwritten public offering of 9.6 million shares of its common stock, offered at a price to the public of $5.00 per share.  Net proceeds to EPIRUS from this offering are expected to be approximately $44.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.  EPIRUS intends to use the net proceeds from the offering to progress its global BOW015 clinical program and to advance the development of its other product candidates, as well as for general corporate and working capital purposes.

EPIRUS has granted the underwriters a 30-day option to purchase up to an additional 1.44 million shares of its common stock.  All of the shares in the offering will be sold by EPIRUS.  The offering is expected to close on February 4, 2015, subject to customary closing conditions.  Leerink Partners LLC, is acting as the sole book-running manager of the offering.  Wedbush PacGrow Life Sciences is acting as lead manager and BTIG is acting as co-manager for the offering.

A shelf registration statement on Form S-3 relating to the shares of common stock described above has been previously filed with and declared effective by the U.S. Securities and Exchange Commission (“SEC”).  This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering is being made by means of a prospectus supplement and related prospectus.  A prospectus supplement relating to the offering has been filed with the SEC and is available on its website at www.sec.gov.  Copies of the prospectus supplement and accompanying prospectus may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by phone at 1-800-808-7525, ext. 6142, or by email at syndicate@leerink.com.

About EPIRUS Biopharmaceuticals

EPIRUS Biopharmaceuticals (NASDAQ: EPRS) is a global biosimilar company focused on improving patient access to important medicines.  EPIRUS’ operationally synergistic pipeline of biosimilar product candidates includes BOW015 (infliximab), BOW050 (adalimumab) and BOW070 (tocilizumab).  EPIRUS has developed distinct strategies to access its targeted markets with the goal to build a profitable and sustainable biosimilar business.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements regarding the completion, timing and size of the public offering and expected use of proceeds from the public offering that involve risks and uncertainties, including, without limitation, risks and uncertainties related to market conditions and the satisfaction of closing conditions related to the public offering. Such statements involve known and unknown risks that relate to future events or future financial performance and the actual results could differ materially from those discussed in this communication. There can be no assurance that EPIRUS will be able to complete the public offering on the anticipated terms, or at all. Risks, uncertainties and other important factors that may cause EPIRUS’ actual results to differ materially from those discussed in this communication can be found in the “Risk Factors” section of EPIRUS’ Forms 10-Q and other filings with the SEC, including EPIRUS’ Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and EPIRUS assumes no responsibility to update or revise any forward-looking statements contained in this communication to reflect events, trends or circumstances after the date of this communication.

For Investor Inquiries:

EPIRUS Biopharmaceuticals, Inc.

Jennifer Almond, +1-617-606-3288

ir@epirusbiopharma.com

For Media Inquiries:

Russo Partners LLC

Andrea Flynn, +1-646-942-5631

andrea.flynn@russopartnersllc.com

Source: EPIRUS Biopharmaceuticals, Inc.